EXHIBIT 99.3
REVISED PAYCHEX, INC. PRELIMINARY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) reviews the operating results of Paychex, Inc. (“we,” “our,” or “us”) for each of the three fiscal years ended May 31, 2007 (“fiscal 2007”), May 31, 2006 (“fiscal 2006”), and May 31, 2005 (“fiscal 2005”), and our financial condition as of May 31, 2007. This review provides analysis and disclosure in addition to the disclosure contained in our revised press release dated June 27, 2007.
     This MD&A is preliminary, and as such, it is not based on audited financial information and it is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). We expect to file our fiscal 2007 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days after our May 31, 2007 fiscal year-end. The fiscal 2007 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and the final MD&A section that will satisfy the requirements of Item 303 of Regulation S-K.
      “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by management of Paychex, Inc. and its wholly owned subsidiaries may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our filings with the SEC: general market and economic conditions, including, among others, changes in United States (“U.S.”) employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the market value and the credit rating of securities held by us; changes in demand for our products and services, ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workers; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, state unemployment, and section 125 plans; changes in Professional Employer Organization direct costs, including, but not limited to, workers’ compensation rates and underlying claims trends; the possibility of failure to keep pace with technological changes and provide timely enhancements to products and services; the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of our clients to meet their payroll obligations; the possible failure of internal controls or our inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. All of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this filing, or to reflect occurrence of unanticipated events.

Overview
     We are a leading provider of comprehensive payroll and integrated human resource and employee benefits outsourcing solutions for small- to medium-sized businesses. Our Payroll and Human Resource Services offer a portfolio of services and products that allow our clients to meet their diverse payroll and human resource needs.
     Our Payroll services are provided through either our Core Payroll or Major Market Services (“MMS”), which is utilized by clients that have more sophisticated payroll and benefits needs, and include:
•	payroll processing;

•	payroll tax administration services;

•	employee payment services; and

•	other payroll-related services including regulatory compliance (new-hire reporting and garnishment processing).
     Our Human Resource Services primarily include:
•	comprehensive human resource outsourcing services, which include Paychex PremierSM Human Resources (“Paychex Premier”) and our Professional Employer Organization (“PEO”);

•	retirement services administration;

•	workers’ compensation insurance services;

•	health and benefits services;

•	time and attendance solutions; and

•	other human resource services and products.
     We mainly earn revenue through recurring fees for services performed. Service revenue is primarily driven by the number of clients, utilization of ancillary services, and checks or transactions per client per pay period. We also earn interest on funds held for clients between the time of collection from our clients and remittance to the applicable tax or regulatory agencies or client employees. Our strategy is focused on achieving strong long-term financial performance while providing high-quality, timely, accurate, and affordable services, growing our client base, increasing utilization of our ancillary services, leveraging our technological and operating infrastructure, and expanding our service offerings.
     Fiscal 2007 was our seventeenth consecutive year of record total revenue, net income, and diluted earnings per share. Our financial results for fiscal 2007 included the following highlights:
•	Total revenue increased 13% to $1.9 billion.

•	Payroll service revenue increased 9% to $1.4 billion.

•	Human Resource Services revenue increased 22% to $396.2 million.

•	Net income and diluted earnings per share increased 11% to $515.4 million and $1.35 per share, respectively.

•	Cash flow from operations increased 11% to $631.2 million.

•	Dividends of $301.3 million were paid to stockholders, representing 58% of net income.
     During the fiscal 2007, we recorded an expense charge of $38.0 million to increase our litigation reserve, which reduced diluted earnings per share by approximately $0.06 per share. Disputes involving Rapid Payroll, Inc. (“Rapid Payroll”), a wholly owned subsidiary of Paychex, Inc., arose in August 2001. These disputes resulted in litigation, as has been previously disclosed. At the present time, we have fully resolved our licensing responsibility and settled all litigation with 74 of the 76 licensees who were provided services by Rapid Payroll. A decision favorable to Paychex, Inc. was issued by the United States District Court for the Central District of California with respect to our dispute with one of the remaining two licensees. That licensee is currently appealing the case. A verdict was issued on June 27, 2007 in litigation brought by the other remaining licensee. In that case, a California Superior Court, Los Angeles County jury awarded to the plaintiff $15.0 million in compensatory damages and subsequently awarded an additional $11.0 million in punitive damages.
     On June 1, 2006, we adopted the new accounting standard for stock-based compensation and recognized $25.7 million of related expense for fiscal 2007.
     In managing and evaluating the results of our day-to-day operations, we believe that operating income excluding certain items is an appropriate measure. We also use this measure in evaluating management’s performance in generating those results. Operating income increased 8% to $701.5 million for fiscal 2007. Operating income excluding interest on funds held for clients, stock-based compensation costs, and the expense charge to increase the litigation reserve increased 15% to $631.1 million for fiscal 2007. Refer to the reconciliation of operating income to operating income excluding certain items included in “Operating Income” under the “Results of Operations” section of this review.
     Our financial performance for fiscal 2007 was largely due to strong service revenue growth of 11% over the prior fiscal year. This growth in service revenue was attributable to client base growth, higher check volume, price increases, and growth in the utilization of our ancillary services.
     Our financial performance was also positively impacted by the effects of increases in interest rates earned on funds held for clients and corporate investment portfolios. Our combined interest on funds held for clients and corporate investment income increased 40% for fiscal 2007 and earned an average rate of return of 4.0%, an increase from 3.2% for fiscal 2006 and 2.2% for fiscal 2005. The Federal Funds rate was raised 25 basis points in fiscal 2007 and was 5.25% as of May 31, 2007. The impact of changing interest rates and related risks is discussed in more detail in the “Market Risk Factors” section of this review.
     We continue to make investments in our business as part of our growth strategy. Some of these investments include the following:
     Growing the client base and increasing utilization of ancillary services: Our client base increased to approximately 561,000 clients as of May 31, 2007. This compares with approximately 543,000 clients as of May 31, 2006, and approximately 522,000 clients as of May 31, 2005. Client growth was approximately 3.4% for fiscal 2007, compared with approximately 4.0% for fiscal 2006 and approximately 3.5% for fiscal 2005.
     We have continued to invest in our direct sales force, as we believe there is opportunity for growth within our target market of small- to medium-sized businesses. The following table summarizes the approximate composition of our direct sales force:

	Expected
Year ended May 31,	2008	Change	2007	Change	2006	Change

Core Payroll (including international)	1,245	5%	1,190	7%	1,115	6%
MMS	260	16%	225	15%	195	15%
Human Resources/retirement services	320	12%	285	19%	240	9%
Paychex Premier and PEO	205	8%	190	19%	160	14%
Licensed agents for workers’ compensation	60	9%	55	22%	45	29%
Licensed agents for health and benefits	95	73%	55	120%	25	67%
Time and attendance solutions	35	—	35	40%	25	25%

Total sales representatives	2,220	9%	2,035	13%	1,805	9%

     We believe there are opportunities for growth within our current client base, as well as with new clients, through increased penetration of our payroll-related and human resource ancillary services and products. Ancillary services effectively leverage payroll processing data and, therefore, are beneficial to our operating margin. The following statistics demonstrate the growth in our ancillary service offerings:

As of May 31,	2007	2006	2005

Payroll tax administration services penetration	93%	92%	90%
Employee payment services penetration	71%	68%	65%
Retirement services clients	44,000	38,000	33,000
Comprehensive human resource outsourcing services client employees served	373,000	295,000	225,000
Workers’ compensation insurance clients	62,000	52,000	44,000
     Service and product initiatives: During fiscal 2007, we made investments to broaden our portfolio of services and products and:
•	Enhanced our 401(k) recordkeeping service, allowing for greater flexibility in investment options. In addition, a Roth 401(k) investment option was introduced as part of our retirement services offering.

•	Continued with the expansion of our health insurance services nationwide, simplifying the process for our clients in obtaining coverage through our network of national and regional insurers.

•	Expanded our HR Online product and introduced our Paychex Premier service to MMS clients, both of which allow us to better serve these clients.

•	Expanded our employee benefit administration service offerings with the introduction of COBRA administration services and state continuation services, which meet federal and state mandates for temporary continuation of health care coverage for employees and their families.
     Business acquisitions: We will supplement our growth through strategic acquisition when opportunities arise. We currently have no definitive agreements with respect to any material prospective acquisition.
     Focus on customer service: We have always focused on customer service and the maximization of client retention. For fiscal 2007, customer survey results were at an all-time high and client retention was at a record level of slightly more than 80% of our beginning client base.
     Financial position: As of May 31, 2007, we maintained a strong financial position with cash and total corporate investments of $1.2 billion. Our primary source of cash is our ongoing operations. Cash flow from operations increased 11% to $631.2 million for fiscal 2007. Historically, we have funded our operations, capital purchases, and dividend payments from our operating activities. It is anticipated that cash and current corporate investment balances of $591.1 million as of May 31, 2007, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
     For further analysis of our results of operations for fiscal years 2007, 2006, and 2005, and our financial position as of May 31, 2007, refer to the tables and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections of this review and the discussion in the “Critical Accounting Policies” section of this review.
Stock-Based Compensation Costs
     Effective June 1, 2006 (the “adoption date”), we adopted Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004) (“SFAS No. 123 (R)”), “Share-Based Payment.” This statement requires that all stock-based awards to employees, including grants of stock options, be recognized as compensation costs in the Consolidated Financial Statements based on their fair values measured as of the date of grant. These costs are recognized as expense in the Consolidated Statement of Income over the requisite service period. We adopted this standard using the modified-prospective transition method, and accordingly, results for the prior periods have not been restated. Comparisons between the results of operations for fiscal 2007 and fiscal 2006 are impacted by this method of adoption.

     Prior to the adoption date, we accounted for stock-based compensation arrangements under the intrinsic value method described in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” Accordingly, no compensation costs were recognized for stock option grants because the exercise price of the stock options granted was equal to the market price of the underlying stock on the date of the grant.
     The impacts to the results of operations for fiscal 2007 from recognition of stock-based compensation costs under SFAS No. 123 (R) are as follows:

Year ended
In millions, except per share amounts	May 31, 2007

Operating expenses	$8.3
Selling, general and administrative expenses	17.4

Total expenses	25.7

Income before income taxes	(25.7)
Income taxes	(7.6)

Net income	$(18.1)

Basic earnings per share	$(0.05)
Diluted earnings per share	$(0.05)

Excess tax benefit related to exercise of stock options reflected in cash flows from financing activities	$9.7
     As of May 31, 2007, the total unrecognized compensation cost for all unvested stock-based awards was $60.7 million and is expected to be recognized over a weighted-average period of 2.7 years. The impact on future periods may change based on the issuance of additional stock-based awards as allowed under the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005.
     For grants of stock options, we estimate the fair value at the date of grant using a Black-Scholes option pricing model. For grants of restricted stock, which were first granted in July 2006, the fair value is equal to the closing market price of the underlying common stock as of the date of grant. Stock-based compensation costs for any awards granted subsequent to the adoption date are recognized on a straight-line basis over the requisite service period to better align the costs with the employee services provided. Compensation costs for stock-based awards granted prior to the adoption date will continue to be recognized on an accelerated amortization schedule related to the graded vesting terms of the grant.
     As part of the adoption of SFAS No. 123 (R), we did an in-depth review of all of our assumptions used in calculating the fair value under a Black-Scholes option pricing model. For grants subsequent to the adoption date, we calculated the estimated volatility factor based on a combination of historical volatility using weekly stock prices and implied market volatility. We incorporated implied volatility as it is generally more reflective of both historical volatility and expectations of how future volatility will differ from historical volatility. Prior to the adoption date, we used historical volatility based on monthly stock prices. The expected option life of our stock option grants is determined from historical exercise behavior.
     Upon adoption of SFAS No. 123 (R), we are required to estimate forfeitures and only record compensation costs for those awards that are expected to vest. Previously, in our pro-forma disclosures under SFAS No. 123, we accounted for forfeitures as they occurred. Our assumptions for forfeitures were determined based on type of award and historical experience.
     The assumptions of volatility, expected option life, and forfeitures all require significant judgment and are subject to change in the future due to factors such as employee exercise behavior, stock price trends, and changes to types or provisions of stock-based awards. Any change in one or more of these assumptions can have a material impact on the estimated fair value of an award and on stock-based compensation costs recognized in our results of operations.

Outlook
     Our current outlook for the fiscal year ending May 31, 2008 (“fiscal 2008”) is based on current economic and interest rate conditions continuing with no significant changes. Projected revenue and net income growth is as follows:

Payroll service revenue	9%-10%
Human Resource Services revenue	20%-23%
Total service revenue	11%-13%
Interest on funds held for clients	6%- 9%
Total revenue	11%-13%
Corporate investment income	20%-25%
Net income	18%-20%
     The effective income tax rate is expected to be approximately 31.5%. Purchases of property and equipment in fiscal 2008 are expected to be in the range of $80 million to $85 million. Fiscal 2008 depreciation expense is projected to be approximately $65 million, and we project amortization of intangible assets for fiscal 2008 to be approximately $17 million. We estimate that the earnings effect of a 25-basis-point change in interest rates (17 basis points for tax-exempt investments) at the beginning of fiscal 2008 would be in the range of $5.0 million to $5.5 million for fiscal 2008.
Results of Operations
Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2007	Change	2006	Change	2005

Revenue:
Payroll service revenue	$1,356.6	9%	$1,248.9	10%	$1,133.5
Human Resource Services revenue	396.2	22%	324.9	29%	251.2

Total service revenue	1,752.8	11%	1,573.8	14%	1,384.7
Interest on funds held for clients	134.1	33%	100.8	67%	60.4

Total revenue	1,886.9	13%	1,674.6	16%	1,445.1

Combined operating and SG&A expenses	1,185.4	16%	1,025.0	12%	911.3

Operating income	701.5	8%	649.6	22%	533.8
As a % of total revenue	37%		39%		37%

Investment income, net	41.7	66%	25.2	103%	12.4

Income before income taxes	743.2	10%	674.8	24%	546.2
As a % of total revenue	39%		40%		38%
Income taxes	227.8	9%	209.9	18%	177.4

Net income	$515.4	11%	$464.9	26%	$368.8

As a % of total revenue	27%		28%		26%
Diluted earnings per share	$1.35	11%	$1.22	26%	$0.97

     Details regarding our combined funds held for clients and corporate investment portfolios are as follows:

	Year ended May 31,
$ in millions	2007	2006	2005

Average investment balances:
Funds held for clients	$3,275.9	$3,080.3	$2,759.7
Corporate investments	1,109.5	840.3	599.5

Total	$4,385.4	$3,920.6	$3,359.2

Average interest rates earned (exclusive of realized gains/losses):
Funds held for clients	4.0%	3.2%	2.2%
Corporate investments	3.7%	2.9%	2.1%
Combined funds held for clients and corporate investments	4.0%	3.2%	2.2%

Net realized gains/(losses):
Funds held for clients	$1.7	$0.9	$0.3
Corporate investments	0.4	0.1	(0.1)

Total	$2.1	$1.0	$0.2

As of May 31,
$ in millions	2007	2006	2005

Net unrealized losses on available-for-sale securities (A)	$(14.9)	$(22.0)	$(9.9)
Federal Funds rate	5.25%	5.00%	3.00%
Three-year “AAA” municipal securities yield	3.71%	3.65%	2.85%
Total market value of available-for-sale securities	$4,975.5	$3,852.4	$3,567.2
Average duration of available-for-sale securities in years (B)	2.5	2.0	2.1
Weighted-average yield-to-maturity of available-for-sale securities (B)	3.7%	3.0%	2.6%

(A)	The net unrealized loss position of our investment portfolios was approximately $21.8 million as of June 22, 2007.

(B)	These items exclude the impact of variable rate demand notes (“VRDNs”) and auction rate securities as they are tied to short-term interest rates.
     Revenue: Payroll service revenue increased 9% for fiscal 2007 and 10% for fiscal 2006 to $1.4 billion and $1.2 billion, respectively. The increases in Payroll service revenue were primarily attributable to client base growth, higher check volume, price increases, and growth in utilization of our ancillary payroll services.
     As of May 31, 2007, 93% of all clients utilized our payroll tax administration services, compared with 92% as of May 31, 2006 and 90% as of May 31, 2005. We believe our client utilization percentage of these services is near maturity. Our employee payment services were utilized by 71% of our clients as of May 31, 2007, compared with 68% as of May 31, 2006 and 65% as of May 31, 2005. Nearly all new clients purchase our payroll tax administration services and more than 80% of new clients select a form of our employee payment services.
     Human Resource Services revenue increased 22% for fiscal 2007 and 29% for fiscal 2006 to $396.2 million and $324.9 million, respectively. Revenue from time and attendance products, included in Human Resource Services, increased 15% for fiscal 2007 and 144% for fiscal 2006 to $17.2 million and $15.0 million, respectively. Additionally, growth was generated from the following:
•	Retirement services client base increased 16% to 44,000 clients for fiscal 2007 and 15% to 38,000 clients for fiscal 2006;

•	Comprehensive human resource outsourcing services client employees increased 26% to 373,000 client employees served for fiscal 2007 and 31% to 295,000 client employees served for fiscal 2006;

•	Workers’ compensation insurance client base increased 19% to 62,000 clients for fiscal 2007 and 18% to 52,000 clients for fiscal 2006;

•	The asset value of the retirement services client employees’ funds increased 34% to $8.5 billion for fiscal 2007 and 25% to $6.3 billion for fiscal 2006.
     The increase in interest on funds held for clients for fiscal 2007 compared to fiscal 2006, and for fiscal 2006 compared to fiscal 2005 was the result of higher average interest rates earned and higher average portfolio balances. The higher average portfolio balances in both fiscal 2007 and fiscal 2006 were driven by client base growth, wage inflation, check volume growth within our current client base, and increased utilization of our payroll tax administration services and employee payment services. See the “Market Risk Factors” section of this review for more information on changing rates.
     Combined Operating and SG&A Expenses: The following table summarizes total combined operating and selling, general and administrative (“SG&A”) expenses for the fiscal year ended May 31:

In millions	2007	Change	2006	Change	2005

Compensation-related expenses, including stock-based compensation costs	$754.0	15%	$656.8	15%	$571.4
Facilities expenses	53.8	11%	48.3	10%	44.1
Depreciation of property and equipment	56.8	10%	51.6	12%	46.2
Amortization of intangible assets	16.6	11%	14.9	-6%	15.8
Expense charge to increase litigation reserve	38.0	100%	—	—	—
Other expenses	266.2	5%	253.4	8%	233.8

Total operating and SG&A expenses	$1,185.4	16%	$1,025.0	12%	$911.3

     Stock-based compensation costs from the adoption of SFAS No. 123 (R), included in compensation-related expenses, were $25.7 million for fiscal 2007. During fiscal 2007, we recorded an expense charge of $38.0 million to increase our litigation reserve to account for settlements and for anticipated costs relating to pending legal matters.
     The stock-based compensation costs and the expense charge to increase the litigation reserve accounted for 7% of the 16% increase in total expenses for fiscal 2007. Most of the remaining increase in total expenses for fiscal 2007 and the increase for fiscal 2006 were attributable to increases in personnel and other costs related to retaining clients, promoting new services, and creating more efficient systems for selling and servicing through new and enhanced technology. In addition, for fiscal 2006, total expenses were affected by a strong sales year as our sales force exceeded its targets resulting in higher than normal levels of sales expense. As of May 31, 2007, we had approximately 11,700 employees compared with approximately 10,900 as of May 31, 2006 and 10,000 as of May 31, 2005.
     Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. Increases in depreciation expense were due to higher levels of capital expenditures as we invested in technology and continued to grow our business. Amortization of intangible assets is primarily related to client lists obtained from previous acquisitions, which are amortized using either straight-line or accelerated methods. Amortization increased in fiscal 2007 mainly due to the termination of our client-servicing arrangement with New England Business Services, Inc. (“NEBS®”) and the purchasing of the right to service the related clients. Other expenses include items such as delivery, forms and supplies, communications, travel and entertainment, professional services, and other costs incurred to support our business.

     Operating Income: Operating income growth was 8% for fiscal 2007 and 22% for fiscal 2006. The increases in operating income for fiscal 2007 and fiscal 2006 were attributable to the factors previously discussed.
     In managing and evaluating the results of our day-to-day operations, we believe that operating income excluding certain items is an appropriate measure. We also use this measure in evaluating management’s performance in generating those results. Operating income excluding interest on funds held for clients, stock-based compensation costs, and the expense charge to increase the litigation reserve is as follows for the year ended May 31:

In millions	2007	Change	2006	Change	2005

Operating income	$701.5	8%	$649.6	22%	$533.8
Excluding:
Interest on funds held for clients	(134.1)	33%	(100.8)	67%	(60.4)
Stock-based compensation costs	25.7	100%	—	—	—
Expense charge to increase the litigation reserve	38.0	100%	—	—	—

Operating income, net of certain items	$631.1	15%	$548.8	16%	$473.4

     Investment Income, Net: Investment income, net primarily represents earnings from our cash and cash equivalents and investments in available-for-sale securities. Investment income does not include interest on funds held for clients, which is included in total revenue. The increase in investment income for fiscal 2007 compared with fiscal 2006, and for fiscal 2006 compared with fiscal 2005, was mainly due to higher average interest rates earned and higher average portfolio balances resulting from investment of cash generated from ongoing operations.
     Income Taxes: Our effective income tax rate was 30.7% for fiscal 2007, compared with 31.1% for fiscal 2006, and 32.5% for fiscal 2005. The decreases in our effective income tax rate were primarily the result of higher levels of tax-exempt income, which is derived primarily from municipal debt securities in the funds held for clients and corporate investment portfolios, and a lower effective state income tax rate. For fiscal 2007, the effective tax rate was impacted by non-deductible compensation related to incentive stock option grants.
     Net Income: Net income growth was 11% for fiscal 2007 and 26% for fiscal 2006 to $515.4 million and $464.9 million, respectively. These increases were attributable to the factors previously discussed, including, in fiscal 2007, the increase to the litigation reserve of $38.0 million and the $25.7 million of stock-based compensation costs due to the June 1, 2006 accounting standard adoption.
Liquidity and Capital Resources
     As of May 31, 2007, we had $1.2 billion in cash and total corporate investments. Cash and current corporate investments of $591.1 million and projected operating cash flows are expected to support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
Commitments and Contractual Obligations
     We have unused borrowing capacity available under four uncommitted, secured, short-term lines of credit at market rates of interest with financial institutions as follows:

Financial institution	Amount available	Expiration date

JP Morgan Chase Bank, N.A.	$350 million	February 2008
Bank of America, N.A.	$250 million	February 2008
PNC Bank, National Association	$150 million	February 2008
Wells Fargo Bank, National Association	$150 million	February 2008

     Our credit facilities are evidenced by Promissory Notes and are secured by separate Pledge Security Agreements by and between Paychex, Inc. and each of the financial institutions (the “Lenders”), pursuant to which we have granted each of the Lenders a security interest in certain of our investment securities accounts. The collateral is maintained in a pooled custody account pursuant to the terms of a Control Agreement and is to be administered under an Intercreditor Agreement among the Lenders. Under certain circumstances, individual Lenders may require that collateral be transferred from the pooled account into segregated accounts for the benefit of such individual Lenders.
     The primary uses of the lines of credit would be to meet short-term funding requirements related to deposit account overdrafts and client fund deposit obligations arising from electronic payment transactions on behalf of our clients in the ordinary course of business, if necessary. No amounts were outstanding against these lines of credit during fiscal 2007 or as of May 31, 2007.
     As of May 31, 2007, we had irrevocable standby letters of credit outstanding totaling $62.4 million, required to secure commitments for certain of our insurance policies. These letters of credit expire at various dates between December 2007 and July 2008. The letters are secured by securities held in our corporate investment portfolio, including a $53.5 million letter of credit for which funds have been segregated into a separate account. No amounts were outstanding on these letters of credit during fiscal 2007 or as of May 31, 2007.
     We have entered into various operating leases and purchase obligations that, under U.S. generally accepted accounting principles (“GAAP”), are not reflected on the Consolidated Balance Sheets as of May 31, 2007. The table below summarizes our estimated annual payment obligations under these commitments, as well as other contractual obligations shown as other liabilities on the Consolidated Balance Sheets as of May 31, 2007:

	Payments due by period
		Less than			More than
In millions	Total	1 year	1-3 years	4-5 years	5 years

Operating leases (1)	$148.6	$42.0	$65.9	$33.6	$7.1
Purchase obligations (2)	72.0	41.4	25.6	4.0	1.0
Other liabilities (3)	1.3	0.5	0.3	0.3	0.2

Total	$221.9	$83.9	$91.8	$37.9	$8.3

(1)	Operating leases are primarily for office space and equipment used in our branch operations. These amounts do not include future payments under redundant leases related to the acquisitions of Advantage Payroll Services, Inc. (“Advantage”) and InterPay Inc., which are included in the table above with other liabilities.

(2)	Purchase obligations include our estimate of the minimum outstanding commitments under purchase orders to buy goods and services and legally binding contractual arrangements with future payment obligations. Included in the total purchase obligations is $8.5 million of commitments to purchase capital assets. Amounts actually paid under certain of these arrangements may be higher due to variable components of these agreements.

(3)	The obligations shown as other liabilities represent business acquisition reserves and are reflected in the Consolidated Balance Sheets as of May 31, 2007, with $0.5 million in other current liabilities and $0.8 million in other long-term liabilities. Certain deferred compensation plan obligations and other long-term liabilities amounting to $46.4 million are excluded because the timing of actual payments cannot be specifically or reasonably determined due to the variability in assumptions required to project the timing of future payments.
     Advantage has license agreements with independently owned associate offices (“Associates”), which are responsible for selling and marketing Advantage payroll services and performing certain operational functions, while Paychex, Inc. and Advantage provide all centralized back-office payroll processing and payroll tax administration services. Under these arrangements, Advantage pays the Associates commissions based on processing activity for the related clients. Since the actual amounts of future payments are uncertain, obligations under these arrangements are not included in the table above. Commission expense for the Associates for fiscal 2007 and fiscal 2006 was $15.2 million and $14.5 million, respectively.

     We guarantee performance of service on annual maintenance contracts for clients who financed their service contracts through a third party. In the normal course of business, we make representations and warranties that guarantee the performance of services under service arrangements with clients. In addition, we have entered into indemnification agreements with our officers and directors, which require us to defend and, if necessary, indemnify these individuals for certain pending or future legal claims as they relate to their services provided to us. Historically, there have been no material losses related to such guarantees and indemnifications.
     We currently self-insure the deductible portion of various insured exposures under certain of our employee benefit plans. Our estimated loss exposure under these insurance arrangements is recorded in other current liabilities on our Consolidated Balance Sheets. Historically, the amounts accrued have not been material. We have insurance coverage in addition to our purchased primary insurance policies for gap coverage for employment practices liability, errors and omissions, warranty liability, and acts of terrorism; and capacity for deductibles and self-insured retentions through our captive insurance company.
Off-Balance Sheet Arrangements
     As part of our ongoing business, we do not participate in transactions with unconsolidated entities such as special purpose entities or structured finance entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes. We do maintain investments as a limited partner in low-income housing projects that are not considered part of our ongoing operations. These investments are accounted for under the equity method of accounting.
Operating Cash Flow Activities

	Year ended May 31,
In millions	2007	2006	2005

Net income	$515.4	$464.9	$368.8
Non-cash adjustments to net income	144.7	99.5	106.7
Cash (used in)/provided by changes in operating assets and liabilities	(28.9)	4.8	(8.9)

Net cash provided by operating activities	$631.2	$569.2	$466.6

     The increase in our operating cash flows for fiscal 2007 and fiscal 2006 reflects higher net income adjusted for non-cash items and changes in operating assets and liabilities. The increase in non-cash adjustments to net income for fiscal 2007 was primarily attributable to stock-based compensation costs of $25.7 million and the expense charge of $38.0 million to increase the litigation reserve. The fluctuations in our operating assets and liabilities between periods were primarily related to the timing of accounts receivable billing and collection, and timing of payments for compensation, PEO payroll, income tax, and other liabilities.

Investing Cash Flow Activities

	Year ended May 31,
In millions	2007	2006	2005

Net change in funds held for clients and corporate investment activities	$(337.3)	$(224.0)	$(177.3)
Purchases of property and equipment, net of proceeds from the sale of property and equipment	(78.9)	(81.1)	(67.2)
Acquisitions of businesses, net of cash acquired	(3.1)	(0.7)	(0.4)
Purchases of other assets	(21.6)	(4.2)	(2.7)

Net cash used in investing activities	$(440.9)	$(310.0)	$(247.6)

     Funds held for clients and corporate investments: Funds held for clients are primarily comprised of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities.
     The amount of funds held for clients will vary based upon the timing of collecting client funds, and the related remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. Fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of corporate investments. Additional discussion of interest rates and related risks is included in the “Market Risk Factors” section of this review.
     Purchases of long-lived assets: To support our continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. Construction in progress totaled $46.5 million and $36.3 million as of May 31, 2007 and 2006, respectively. Of these costs, $39.5 million and $29.4 million represent software being developed for internal use as of May 31, 2007 and 2006, respectively. Capitalization of costs ceases when the software is ready for its intended use, at which time we will begin amortization of the costs.
     During fiscal 2007, fiscal 2006, and fiscal 2005, we purchased approximately $2.8 million, $4.6 million, and $2.5 million, respectively, of data processing equipment and software from EMC Corporation. The Chairman, President, and Chief Executive Officer of EMC Corporation is a member of our Board of Directors (the “Board.”) Other assets increased for fiscal 2007 mainly due to the termination of our client-servicing arrangement with NEBS and the purchasing of the right to service the related clients.
Financing Cash Flow Activities

	Year ended May 31,
In millions, except per share amounts	2007	2006	2005

Dividends paid	$(301.3)	$(231.5)	$(193.0)
Proceeds from exercise of stock options	43.2	32.1	9.0
Excess tax benefit related to exercise of stock options	9.7	—	—

Net cash used in financing activities	$(248.4)	$(199.4)	$(184.0)

Cash dividends per common share	$0.79	$0.61	$0.51

     Dividends paid: In October 2006, our Board approved an increase of 31% in the quarterly dividend payment to $0.21 per share from $0.16 per share. In October 2005, our Board approved an increase in the quarterly dividend payment to $0.16 per share from $0.13 per share. The dividends paid as a percentage of net income totaled 58%, 50%, and 52% for fiscal 2007, fiscal 2006, and fiscal 2005, respectively. The payment of future dividends is dependent on our future earnings and cash flow and is subject to the discretion of our Board.

     Exercise of stock options: The increase in proceeds from the exercise of stock options for fiscal 2007 compared with fiscal 2006, and for fiscal 2006 compared with fiscal 2005, was primarily due to an increase in the number of stock options exercised and an increase in the average exercise price per share. Common shares acquired through exercise of stock options for fiscal 2007 were 1.8 million shares compared with 1.7 million shares for fiscal 2006 and 0.7 million shares for fiscal 2005. We have recognized an excess tax benefit from the exercise of stock options of $9.7 million for fiscal 2007 that is reflected in cash flows from financing activities in accordance with SFAS No. 123 (R), as adopted on June 1, 2006. For fiscal 2006 and fiscal 2005, we recognized tax benefits related to exercise of stock options of $11.6 million and $4.5 million, respectively, that are reflected in cash flows from operating activities.
Other
     New accounting pronouncements: In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income tax by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the Consolidated Financial Statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 as of June 1, 2007, as required. While we are continuing to evaluate the impact of this interpretation and its guidance on application, we currently estimate the adoption of FIN 48 will increase the reserve for unrecognized tax positions by approximately $8.0 million, primarily related to state income tax matters. This increase will be recorded as a decrease to opening retained earnings as of June 1, 2007. The adoption of FIN 48 is also expected to impact our effective income tax rate for fiscal 2008, increasing it by approximately 50 basis points.
     In May 2007, the FASB issued FASB Staff Position (“FSP”) No. FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48.” This FSP amends FIN 48 to provide guidance that a company may recognize a previously unrecognized tax benefit if the tax position is effectively (as opposed to “ultimately”) settled through examination, negotiation, or litigation. We will apply the guidance in this FSP upon adoption of FIN 48 in June 2007.
     In April 2006, the FASB issued FSP FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R).” This FSP provides additional guidance on the determination of and accounting for variable interests under FASB Interpretation No. 46(R). This FSP was effective for reporting periods beginning after June 15, 2006 and we implemented its guidance beginning in the second quarter of fiscal 2007 relative to our limited partner investments in low-income housing projects. The adoption of this FSP did not have a material effect on our results of operations or financial position.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We have not yet determined the effect, if any, the adoption of this statement will have on our results of operations or financial position.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans.” This statement requires an employer to recognize the over-funded or under-funded status of a defined benefit post-retirement plan and to recognize changes in the funded status in the year of change through comprehensive income. The statement is effective as of the end of the fiscal year ending after December 15, 2006. We currently do not have any benefit plans subject to this new statement and, therefore, expect no impact on our results of operations or financial position.
     In October 2006, the FASB issued FSPs related to SFAS No. 123 (R) as follows:
•	FAS 123 (R)-5, “Amendment of FASB Staff Position 123 (R)-1;” and

•	FAS 123 (R)-6, “Technical Corrections of FASB Statement No. 123 (R).”

     Both FSPs are effective in the first reporting period beginning after the date the FSP is posted to the FASB website, which for us was the three months ended February 28, 2007. The adoption of these FSPs did not have a material effect on our results of operations or financial position.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment to FASB Statement No. 115.” This statement allows a company to irrevocably elect fair value as a measurement attribute for certain financial assets and financial liabilities with changes in fair value recognized in the results of operations. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We currently do not expect this statement to have a material effect on our results of operations or financial position.
Critical Accounting Policies
     Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenue, and expenses. On an ongoing basis, we evaluate the accounting policies and estimates used to prepare the Consolidated Financial Statements. We base our estimates on historical experience, future expectations, and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates. Certain accounting policies that are deemed critical to our results of operations or financial position are discussed below.
     Revenue recognition: Service revenue is recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectibility is reasonably assured. Certain processing services are provided under annual service arrangements with revenue recognized ratably over the annual service period. Our service revenue is largely attributable to payroll-related processing services where the fee is based on a fixed amount per processing period or a fixed amount per processing period plus a fee per employee or transaction processed. The revenue earned on delivery service for the distribution of certain client payroll checks and reports is included in service revenue, and the costs for delivery are included in operating expenses on the Consolidated Statements of Income.
     PEO revenue is included in service revenue and is reported net of direct costs billed and incurred, which include wages, taxes, benefit premiums, and claims of PEO worksite employees. Direct costs billed and incurred for PEO worksite employees were $2.6 billion, $2.4 billion, and $2.2 billion for fiscal 2007, 2006, and 2005, respectively.
     Revenue from certain time and attendance solutions is recognized using the residual method when all of the following are present: persuasive evidence of an arrangement exists, typically a non-cancelable sales order; delivery is complete for the software and hardware; the fee is fixed or determinable and free of contingencies; and collectibility is reasonably assured. Maintenance contracts are generally purchased by our clients in conjunction with their purchase of certain time and attendance solutions. Revenue from these maintenance contracts is recognized ratably over the term of the contract.
     In certain situations we allow a client a right of return or refund. We maintain an allowance for returns, which is based on historical data. The allowance is reviewed periodically for adequacy with any adjustments to revenue reflected in the results of operations for the period in which the adjustment is identified.
     Interest on funds held for clients is earned primarily on funds that are collected from clients before due dates for payroll tax administration services and for employee payment services, and invested until remittance to the applicable tax or regulatory agencies or client employees. These collections from clients are typically remitted up to 30 days after receipt, with some items extending to 90 days. The interest earned on these funds is included in total revenue on the Consolidated Statements of Income because the collection, holding, and remittance of these funds are critical components of providing these services. Interest on funds held for clients also includes net realized gains and losses from the sales of available-for-sale securities.

     PEO workers’ compensation insurance: Workers’ compensation insurance reserves are established to provide for the estimated costs of paying claims underwritten by us. These reserves include estimates for reported losses, plus amounts for those claims incurred but not reported and estimates of certain expenses associated with processing and settling the claims. In establishing the workers’ compensation insurance reserves, we utilize an independent actuarial estimate of undiscounted future cash payments that would be made to settle the claims.
     Estimating the ultimate cost of future claims is an uncertain and complex process based upon historical loss experience and actuarial loss projections, and is subject to change due to multiple factors, including social and economic trends, changes in legal liability law, and damage awards, all of which could materially impact the reserves as reported in the Consolidated Financial Statements. Accordingly, final claim settlements may vary from our present estimates, particularly when those payments may not occur until well into the future.
     We regularly review the adequacy of our estimated workers’ compensation insurance reserves. Adjustments to previously established reserves are reflected in the operating results of the period in which the adjustment is identified. Such adjustments could possibly be significant, reflecting any variety of new and adverse or favorable trends.
     In fiscal 2007 and fiscal 2006, workers’ compensation insurance for PEO worksite employees was provided based on claims paid as incurred. Our maximum individual claims liability was $750,000 under both the fiscal 2007 policy and the fiscal 2006 policy.
     We had recorded the following amounts on our Consolidated Balance Sheets for workers’ compensation claims:

As of May 31,
In thousands	2007	2006

Prepaid expense	$2,717	$3,150
Current liability	$7,001	$7,061
Long-term liability	$21,280	$18,374
     Valuation of investments: Our investments in available-for-sale securities are reported at market value. Unrealized gains related to increases in the market value of investments and unrealized losses related to decreases in the market value are included in comprehensive income, net of tax. However, changes in the market value of investments impact our net income only when such investments are sold or impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of the security’s cost basis. On our Consolidated Statements of Income, realized gains and losses from funds held for clients are included in interest on funds held for clients, whereas realized gains and losses from corporate investments are included in investment income, net.
     We are exposed to credit risk in connection with our available-for-sale securities from the possible inability of borrowers to meet the terms of their bonds. We attempt to mitigate this risk by investing primarily in high credit quality securities with AAA and AA ratings, and short-term securities with an A-1 rating, and by limiting amounts that can be invested in any single user. We periodically review our investment portfolio to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns, which would require us to record an impairment charge in the period any such determination is made. In making this judgment, we evaluate, among other things, the duration and extent to which the market value of an investment is less than its cost, the credit rating and any changes in credit rating for the investment, and our ability and intent to hold the investment until the earlier of market price recovery or maturity. Our assessment that an investment is not other-than-temporarily impaired could change in the future due to new developments or changes in our strategies or assumption related to any particular investment.

     Goodwill and intangible assets: For business combinations, we assign estimated fair values to all assets and liabilities acquired, including intangible assets, such as customer lists, certain license agreements, trade names, and non-compete agreements. The assignment of fair values to acquired assets and liabilities and the determination of useful lives for depreciable and amortizable assets requires significant estimates, judgments, and assumptions. For certain fixed assets, including software and intangible assets, we use the assistance of independent valuation consultants. The remaining purchase price of the acquired business not assigned to identifiable assets and liabilities is recorded as goodwill.
     We have $407.7 million of goodwill recorded on our Consolidated Balance Sheet as of May 31, 2007, resulting from acquisitions during the fiscal years ended May 31, 2003, 2004, and 2007. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill not be amortized, but instead tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of the reporting unit. Impairment is determined by comparing the estimated fair value of the reporting unit to its carrying amount, including goodwill. We perform our annual review at the beginning of our fiscal fourth quarter. Our business is largely homogeneous and, as a result, substantially all of the goodwill is associated with one reporting unit. Based on the results of our goodwill impairment review, no impairment loss was recognized in the results of operations for fiscal 2007 or fiscal 2006. Subsequent to this review, there have been no events or circumstances that indicate any potential impairment of our goodwill balance.
     We also test intangible assets for potential impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.
     Accrual for client fund losses: We maintain an accrual for estimated losses associated with our clients’ inability to meet their payroll obligations. As part of providing payroll, payroll tax administration services, and employee payment services, we are authorized by the client to initiate money transfers from the client’s account for the amount of tax obligations and employees’ direct deposits. Electronic money fund transfers from client bank accounts are subject to potential risk of loss resulting from clients’ insufficient funds to cover such transfers. We evaluate certain uncollected amounts on a specific basis and analyze historical experience for amounts not specifically reviewed to determine the likelihood of recovery from the clients.
     Contingent liabilities: We are subject to various claims and legal matters that arise in the normal course of business. As of May 31, 2007, we had approximately $32.5 million of reserves for pending litigation. Based on the application of SFAS No. 5, “Accounting for Contingencies,” which requires us to record a reserve if we believe an unfavorable outcome is probable and the amount of the probable loss can be reasonably estimated, we deem this amount adequate. The determination of whether any particular matter involves a probable loss or if the amount of a probable loss can be reasonably estimated requires considerable judgment. This reserve may change in the future due to new developments or changes in our strategies or assumptions related to any particular matter. In light of the litigation reserve recorded, we currently believe that resolution of these matters will not have a material adverse effect on our financial position or results of operations. However, these matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse impact on our financial position and our results of operations in the period in which any such effect is recorded.
     Stock-based compensation costs: Effective June 1, 2006, we adopted SFAS No. 123 (R), which requires that all stock-based awards to employees, including grants of employee stock options, be recognized as compensation costs in our Consolidated Financial Statements based on their fair values measured as of the date of grant. We estimate the fair value of stock option grants using a Black-Scholes option pricing model. This model requires various assumptions as inputs including expected volatility of the Paychex stock price and expected option life. We estimate volatility based on a combination of historical volatility using weekly stock prices and implied market volatility, both over a period equal to the expected option life. We estimate expected option life based on historical exercise behavior.
     Under SFAS No. 123 (R), we are required to estimate forfeitures and only record compensation costs for those awards that are expected to vest. Our assumptions for forfeitures were determined based on type of award and historical experience. Forfeiture assumptions are adjusted at the point in time a significant change is identified with any catch-up adjustment recorded in the period of change, with the final adjustment at the end of the requisite service period to equal actual forfeitures.

     The assumptions of volatility, expected option life, and forfeitures all require significant judgment and are subject to change in the future due to factors such as employee exercise behavior, stock price trends, and changes to type or provisions of stock-based awards. Any change in one or more of these assumptions could have a material impact on the estimated fair value of an award and on stock-based compensation costs recognized in our results of operations.
     We have determined that the Black-Scholes option pricing model, as well as the underlying assumptions used in its application, is appropriate in estimating the fair value of stock option grants. We periodically reassess our assumptions as well as our choice of valuation model, and will reconsider use of this model if additional information becomes available in the future indicating that another model would provide a more accurate estimate of fair value, or if characteristics of future grants would warrant such a change.
     Income taxes: We account for deferred taxes by recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Consolidated Financial Statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. With the adoption of SFAS No. 123 (R) in fiscal 2007, we record a deferred tax asset related to the stock-based compensation costs recognized for certain stock-based awards. At the time of exercise of non-qualified stock options or vesting of restricted stock awards, we account for the resulting tax deduction by reducing our accrued income tax liability with an offset to the deferred tax asset and any excess tax benefit increasing additional paid-in capital. We currently have a sufficient pool of excess tax benefits in additional paid-in capital to absorb any deficient tax benefit related to stock-based awards.
Market Risk Factors
     Changes in interest rates and interest rate risk: Funds held for clients are primarily comprised of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities. As a result of our operating and investing activities, we are exposed to changes in interest rates that may materially effect our results of operations and financial position. Changes in interest rates will impact the earnings potential of future investments and will cause fluctuations in the market value of our longer-term available-for-sale securities. In seeking to minimize the risks and/or costs associated with such activities, we generally direct investments towards high credit quality, fixed-rate municipal and government securities and manage the available-for-sale securities to a benchmark duration of two and one-half to three years. We do not utilize derivative financial instruments to manage our interest rate risk.
     Our investment portfolios and the earnings from these portfolios have been impacted by the fluctuations in interest rates. During fiscal 2007, the average interest rate earned on our combined funds held for clients and corporate investment portfolios was 4.0% compared with 3.2% for fiscal 2006 and 2.2% for fiscal 2005. Short-term rates rose steadily throughout fiscal 2006, with the Federal Funds rate increasing 200 basis points to 5.00% as of May 31, 2006. The Federal Funds rate increased 25 basis points in fiscal 2007 and was 5.25% as of May 31, 2007. While interest rates are rising, the full benefit of higher interest rates will not immediately be reflected in net income due to the interaction of long- and short-term interest rate changes as discussed below.
     During a rising interest rate environment, the increases in interest rates increase earnings from our short-term investments, and over time will increase earnings from our longer-term available-for-sale securities. Earnings from the available-for-sale securities, which as of May 31, 2007 had an average duration of 2.5 years, excluding the impact of auction rate securities and VRDNs that are tied to short-term interest rates, would not reflect increases in interest rates until the investments are sold or mature and the proceeds are reinvested at higher rates.

     The cost and market value of available-for-sale securities that have stated maturities as of May 31, 2007 are shown below by contractual maturity. Expected maturities can differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

	May 31, 2007
		Market
In millions	Cost	value

Maturity date:
Due in one year or less	$506.0	$504.8
Due after one year through three years	498.0	493.0
Due after three years through five years	687.6	682.8
Due after five years	3,247.0	3,243.1

Total	$4,938.6	$4,923.7

     VRDNs and auction rate securities are primarily categorized as due after five years in the table above as the contractual maturities on these securities are typically 20 to 30 years. Although these securities are issued as long-term securities, they are priced and traded as short-term instruments because of the liquidity provided through the auction or tender feature.
     The following table summarizes the changes in the Federal Funds rate over the past three fiscal years:

	2007	2006	2005

Federal Funds rate — beginning of fiscal year	5.00%	3.00%	1.00%
Rate increase:
First quarter	0.25	0.50	0.50
Second quarter	—	0.50	0.50
Third quarter	—	0.50	0.50
Fourth quarter	—	0.50	0.50

Federal Funds rate — end of fiscal year	5.25%	5.00%	3.00%

Three-year “AAA” municipal securities yields — end of fiscal year	3.71%	3.65%	2.85%
     Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to:
•	daily interest rate changes;

•	seasonal variations in investment balances;

•	actual duration of short-term and available-for-sale securities;

•	the proportional mix of taxable and tax-exempt investments; and

•	changes in tax-exempt municipal rates versus taxable investment rates, which are not synchronized or simultaneous.
     Subject to these factors, a 25-basis-point change in taxable interest rates generally affects our tax-exempt interest rates by approximately 17 basis points.
     Our total investment portfolio (funds held for clients and corporate investments) averaged approximately $4.4 billion for fiscal 2007. Our normal and anticipated allocation is approximately 60% invested in short-term securities and available-for-sale securities with an average duration of 35 days, and 40% invested in available-for-sale securities with an average duration of two and one-half to three years.
     The combined funds held for clients and corporate available-for-sale securities reflected a net unrealized loss position of $14.9 million as of May 31, 2007, compared with a net unrealized loss position of $22.0 million as of May 31, 2006. During fiscal 2007, the net unrealized loss position ranged from $29.5 million to $1.1 million. During fiscal 2006, the net unrealized loss position ranged from $25.2 million to $6.1 million. The net unrealized loss position of our investment portfolios was approximately $21.8 million as of June 22, 2007.

     As of May 31, 2007 and May 31, 2006, we had $5.0 billion and $3.9 billion, respectively, invested in available-for-sale securities at market value. Excluding auction rate securities and VRDNs classified as available-for-sale securities which are tied to short-term interest rates, the weighted-average yields to maturity were 3.7% and 3.0%, as of May 31, 2007 and May 31, 2006, respectively. Assuming a hypothetical increase in both short-term and longer-term interest rates of 25 basis points, the resulting potential decrease in market value for our portfolio of securities as of May 31, 2007, would be approximately $12.0 million. Conversely, a corresponding decrease in interest rates would result in a comparable increase in market value. This hypothetical decrease or increase in the market value of the portfolio would be recorded as an adjustment to the portfolio’s recorded value, with an offsetting amount recorded in stockholders’ equity. These fluctuations in market value would have no related or immediate impact on the results of operations, unless any declines in market value were considered to be other-than-temporary.
     Credit risk: We are exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. We attempt to limit credit risk by investing primarily in high credit quality securities with AAA and AA ratings and short-term securities with an A-1 rating, and by limiting amounts that can be invested in any single issuer.